EXHIBIT 10.4

Exhibit 10.4

EXEC COMM RESOLUTION: 2/24/95

SUBJECT: Company Cars

POLICY STATEMENT

It is the policy of Third Federal Savings to provide Company-owned and maintained cars to members of Executive Management, to perform duties of their positions or to others who, in the opinion of the Chief Executive Officer and with the approval of the Executive Committee, by the nature of their positions should be furnished a car.

ELIGIBILITY

1.	Executive Management: Company cars will be provided to members of Executive Management as designated by the Chief Executive Officer

2.	Other Staff Members: Associates who by the nature of their position need to drive a substantial amount may be designated by the Chief Executive Officer to;

a.	receive an assigned car

b.	use a company vehicle

c.	receive an oil company credit card

CAR PURCHASE, MAINTENANCE AND REPLACEMENT

1.	Car Purchase Procedure

a.	With the prior approval of the Chief Executive Officer and with review by the Executive Committee, designated members of Executive Management may arrange for the purchase of a new car with the assistance of the Chief Financial Officer.

b.	Members of Executive Management must notify the Chief Executive Officer 60 days prior to their cars’ reaching the maximum age and/or miles detailed later in this policy for approval to purchase a new car. The Chief Financial Officer will assist the Executive in arranging for the purchase of a new car and the disposal of the existing car.

2.	Maintenance

It is the policy of Third Federal Savings to maintain all Company-owned cars in sound mechanical order, as well as to maintain their interior and exterior appearance in a proper manner. It is the responsibility of each associate to whom the car is assigned to maintain that car in accordance with Company policy. Associates not maintaining their cars per Company policy as outlined herein will be liable for up to $300.00 in repairs to bring their cars into proper condition. An associate designated by the Chief Operating Officer will be responsible for monitoring and the maintenance of all cars. To this end, the designated associate will set up files to retain: assign driver’s name, title and registration, extra keys, parking agreement and copies of all repair and maintenance records. The maintenance items under $100 may be completed by the assigned driver without further approvals. Maintenance items at $100 or over need the prior approval of the Chief Operating Officer before they are begun. In cases of an emergency, maintenance items of $100 or more may be completed without additional approvals.

3.	Replacement

Cars will be replaced after 60,000 miles, but not before 24 months unless unusual circumstances dictate a different schedule. Associates should advise the Chief Executive Officer as detailed under the section titled “Car Purchase.”

ACCIDENTS

If an associate becomes involved in an accident with a Company car, regardless of the nature of the severity of the accident, the following procedure must be observed:

1.	Obtain the name, address, license number and insurance information from the owner of the other car(s) involved in the accident.

2.	Contact the Police Department of the community in which the accident occurred. If any bodily injury has been sustained in any of the cars involved, first aid or medical attention should be secured as soon as possible.

Even if you feel you may be at fault, do not admit liability or discuss the limits of the insurance coverage with others involved in the accident. These matters should be divulged only to the proper law officers and our insurance company.

INSURANCE

All insurance coverage is contracted by the Company. Each driver will be issued an insurance identification card.

CREDIT CARDS

Executives driving Company cars, or Associates otherwise designated, are supplied with one or several oil company credit cards. A complete listing of who is in possession of each of these cards as well as the account number is kept as part of the company’s records. If at any time any of these cards should become lost or stolen, it is essential that the Chief Operating Officer and designated associate responsible for monitoring car records are informed so that the appropriate oil company can be notified. These cards are reissued automatically, prior to the expiration date. Executives or associates who are in possession of Company credit cards are to use them only for gasoline, oil, lubrication and normal maintenance. Purchases in excess of $100 must be approved in the accordance with the procedures outlined in the policy. In the event circumstances require emergency repair or service, the associate is authorized to have the necessary work done in excess of the $100 limitation. A written explanation of the emergency repair must be forwarded to the Chief Operating Officer for approval as promptly thereafter as practicable.

LICENSE PLATES

License plates are purchased by the Company during the appropriate month of expiration. Associates will be notified when their new license plates are available.